UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 31, 2009

(Date of report; date of earliest event reported)

Commission file number: 0-51438

RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware	20-1770738
(State or other jurisdiction of	(IRS Employer
of incorporation or organization)	Identification No.)

One Meridian Crossings
Minneapolis, Minnesota
55423

(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement

     SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

On March 31, 2009, Residential Funding Company, LLC ("RFC"), an indirect subsidiary of Residential Capital, LLC ("ResCap"), entered into a Membership Interest and Share Purchase Agreement (together with the exhibits thereto, the "Purchase Agreement") with GMAC LLC ("GMAC"), ResCap’s indirect parent, whereby RFC agreed to sell to GMAC (i) all of the outstanding limited liability company membership interests (the "RFS Interests") in Residential Funding Securities, LLC, a Delaware limited liability company and SEC-registered broker-dealer (“RFS”) and (ii) all of the outstanding share capital (the "RFCIL Interests") of RFC Investments Limited ("RFCIL").  RFCIL owns all of the outstanding share capital of RFSC International Limited, a broker-dealer registered with the Financial Services Authority in the United Kingdom ("RFSC").  Each of RFCIL and RFSC are private companies limited by shares incorporated in England and Wales.

The aggregate consideration to be paid to RFC (i) in exchange for the RFS Interests shall be $43,664,688 in cash (representing the net book value of RFS as of February 28, 2009 less $500,000) and (ii) in exchange for the RFCIL Interests shall be $16,970,486 in cash (representing the net book value of RFSC as of February 28, 2009), in each case subject to adjustment after the closing of the transactions to account for any change (positive or negative) in net book value of the respective entities between March 1, 2009 and the closing date.  In addition, on the closing date with respect to the RFS Interests, GMAC shall pay to RFC an amount equal to all outstanding principal due and payable under the existing $50,000,000 subordinated loan between RFC and RFS, and provide a new $50,000,000 subordinated loan to RFS in replacement thereof.  This transaction was determined by an independent, third party financial advisor to be fair to ResCap from a financial point of view.

The Purchase Agreement contains representations, warranties and covenants customary for such agreements, and the closing of the transaction is conditioned upon receipt of all required regulatory approvals applicable to RFS and RFSC.

In connection with the closing of the transaction, the RFS Interests and the RFCIL Interests will be released from the liens securing ResCap's senior secured credit facility with GMAC and ResCap's secured notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC
(Registrant)

Dated: April 6, 2009	/s/ James N. Young
James N. Young
Chief Financial Officer